                                                                    EXHIBIT 12.1

                             COX COMMUNICATIONS, INC

                     STATEMENT SETTING FORTH COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                               THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31                       ENDED MARCH 31
                                                   1996       1997         1998       1999        2000       2000        2001
                                                 --------------------------------------------------------  ---------------------
                                                                        (DOLLARS IN MILLIONS)              (DOLLARS IN MILLIONS)

Earnings available for Fixed Charges:
Income (loss) before minority interest           $  (51.6)  $ (136.5)  $  1,270.7  $    900.5  $  1,995.1  $  1,088.9  $  (14.1)
Income tax expense (benefit)                         23.0      (53.5)       822.8       580.0       877.0       225.4      11.8
Equity in net losses of affiliated companies        170.4      404.4        547.2        90.5         7.3         6.5       5.8
Fixed Charges (see below), excluding
  capitalized interest                              151.2      210.6        233.2       348.0       662.7       159.9     181.6
                                                 --------   --------   ----------  ----------  ----------  ----------  --------
    Total                                        $  293.0   $  425.0   $  2,873.9  $  1,919.0  $  3,542.1  $  1,480.7  $  185.1
                                                 ========   ========   ==========  ==========  ==========  ==========  ========
Fixed charges:
Interest expense
Minority interest expense                        $  146.1   $  202.1   $    223.3  $    305.7  $    550.8  $    133.3  $  153.9
Capitalized interest                             $     --   $     --   $       --  $     29.0  $     91.4  $     22.3  $   22.0
Interest component of rentals charged to income      43.2        0.1          0.0         0.0         0.0         0.0       0.0
Dividends on subsidiary preferred stock               5.1        8.5          9.9        13.3        20.5         4.3       5.7
    Total fixed charges including capitalized
      interest                                        0.0        0.0          0.0         0.0         0.0         0.0       0.0
                                                 --------   --------   ----------  ----------  ----------  ----------  --------

Ratio of earnings to fixed charges               $  194.4   $  210.7   $    233.2  $    348.0  $    662.7  $    159.9  $  181.6
                                                 ========   ========   ==========  ==========  ==========  ==========  ========
                                                      1.5        2.0         12.3         5.5         5.3         9.3       1.0
                                                 ========   ========   ==========  ==========  ==========  ==========  ========